SCHEDULE 13G—TO BE INCLUDED IN

STATEMENTS

FILED PURSUANT TO RULE 13d-1(d)

Exhibit A

Pursuant to Item 7, since Matthew Miau is a director of the issuer and servers as the Chairman of the Board of Directors of MiTAC Holdings Corporation (“MHC”), MiTAC International Corporation (“MIC”) and Synnex Technology International Corp. (“Synnex”) as well, therefore we report as follows:

Silver Star Developments Ltd. (“SSDL”) is a 100% directly owned subsidiary of MIC and hold 302,102 common shares of the issuer. MIC is a 100% directly owned subsidiary of MHC and hold 2,594,649 common shares of the issuer. MHC hold 2,403,229 common shares of the issuer. SSDL and MIC are wholly-owned subsidiary of MHC.

PEER Developments Ltd. (“PEER”) is a 100% direct owned subsidiary of Synnex and hold 3,859,888 common shares of the issuer. PEER is a wholly-owned subsidiary of Synnex.

Pursuant to Item 8, each of the reporting persons in this schedule disclaims membership in a group.

The beneficial ownership of 600,220 shares, which Matthew Miau claims includes 193,567 shares directly held by individual, 217,050 shares indirectly held by MASJ Holding Charitable remainder Trust, and 189,603 shares indirectly held by spouse.

The beneficial ownership of 5,299,980 shares, which MHC claims includes 2,403,229 shares directly held by itself, 2,594,649 shares indirectly held by MIC, and 302,102 shares indirectly held by SSDL.

In addition, MHC disclaims beneficial ownership of 3,859,888 shares held by PEER and 600,220 shares by Matthew Miau. Synnex disclaims beneficial ownership of 5,299,980 shares held by MHC and 600,220 shares by Matthew Miau. Matthew Miau disclaims beneficial ownership of 5,299,980 shares held by MHC and 3,859,888 shares directly held by PEER.

The undersigned persons, on February 13 , 2023, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their ownership of the Common Stock of TD SYNNEX Corporation.

MITAC HOLDINGS CORPORATION

By:	/s/ Ho Jhi-wu
Name: Ho Jhi-wu
Title: Director

SYNNEX TECHNOLOGY INTERNATIONAL CORP.

By:	/s/ Tu Shu-wu
Name:	Tu Shu-wu
Title:	Director

/s/ MATTHEW MIAU
MATTHEW MIAU